Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Ignyta, Inc.

at

$27.00 Net Per Share

by

Abingdon Acquisition Corp.,

a wholly owned subsidiary of

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,

AT THE END OF THE DAY ON WEDNESDAY, FEBRUARY 7, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”), DATED AS OF DECEMBER 21, 2017, AMONG IGNYTA, INC., A DELAWARE CORPORATION (“IGNYTA”), ROCHE HOLDINGS, INC., A DELAWARE CORPORATION (“PARENT”) AND ABINGDON ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT (“PURCHASER”). PURCHASER IS OFFERING TO PURCHASE ALL OF THE SHARES OF COMMON STOCK (THE “SHARES”), PAR VALUE $0.0001 PER SHARE, OF IGNYTA FOR $27.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND SUBJECT TO DEDUCTION FOR ANY REQUIRED WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

THE BOARD OF DIRECTORS OF IGNYTA HAS DULY AND UNANIMOUSLY (I) APPROVED THE MERGER AGREEMENT AND DECLARED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO BE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, IGNYTA AND ITS STOCKHOLDERS; (II) RESOLVED THAT THE MERGER CONTEMPLATED THEREBY SHALL BE GOVERNED BY AND EFFECTED WITHOUT A STOCKHOLDERS’ MEETING PURSUANT TO SECTION 251(H) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”); AND (III) RECOMMENDED THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER. IGNYTA HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER ALL OF THEIR TRANSFERRABLE SHARES PURSUANT TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING THEREOF. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF IGNYTA COMMON STOCK (EXCLUDING, FOR THE AVOIDANCE OF DOUBT, ALL SHARES OF IGNYTA COMMON STOCK TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN DELIVERED IN SETTLEMENT OR SATISFACTION OF SUCH GUARANTEE, AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) THAT REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OF IGNYTA COMMON STOCK OUTSTANDING AT THE TIME OF THE EXPIRATION OF THE OFFER. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER, INCLUDING THE CONDITIONS, APPEARS ON PAGES (1) THROUGH (8).

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

January 10, 2018

IMPORTANT

If you desire to tender all or any portion of your shares of Ignyta common stock in the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Citibank, N.A., the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•	If you are a record holder and your Shares are certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the Offer, toll free, at (800) 322-2885 (or please call (212) 929-5500 (collect) if you are located outside the U.S. or Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•	If you hold your shares of Ignyta common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares (or the completion of procedures for transfer of book-entry Shares) and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled for 12:00 midnight Eastern Time, at the end of the day on Wednesday, February 7, 2018, unless the Offer is extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase are followed. Delivery of Shares will be deemed made only when actually received by the Depositary.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

212-929-5500 (Call Collect) or

CALL TOLL FREE 800-322-2885

Email: tenderoffer@mackenziepartners.com

i

SUMMARY TERM SHEET

Abingdon Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of Roche Holdings, Inc. (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share, of Ignyta, Inc. (“Ignyta”) for $27.00 per share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of December 21, 2017, among Ignyta, Parent and Purchaser (the “Merger Agreement”). The following are some of the questions you, as an Ignyta stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

Securities Sought	All of the outstanding shares of common stock, par value $0.0001 per share, of Ignyta.

Price Offered Per Share	$27.00, net to the seller in cash, without interest, but subject to any required withholding of taxes.

Scheduled Expiration of Offer	12:00 midnight, Eastern Time, at the end of the day on Wednesday, February 7, 2018, unless the Offer is extended or earlier terminated.

Purchaser	Abingdon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation.

Who is offering to buy my securities?

Our name is Abingdon Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of Ignyta and completing the process by which we will be merged with and into Ignyta. We are a wholly owned subsidiary of Parent, a Delaware corporation and an indirect subsidiary of Roche Holding Ltd, a Swiss joint-stock company (“Ultimate Parent”). See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Purchaser and Parent.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.0001 per share, of Ignyta, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of Ignyta common stock as a “share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer to acquire the entire equity interest in Ignyta. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends immediately thereafter to cause Purchaser to merge with and into Ignyta (the “Merger”), with Ignyta continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon consummation of the Merger, Ignyta will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $27.00 per share, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. If you are the record holder of your shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

Yes. Based upon Ignyta’s filings with the SEC and more recent information provided to us by Ignyta, we estimate that we will need approximately $2.0 billion to acquire Ignyta pursuant to the Offer and the Merger to pay amounts payable in respect of certain warrants to purchase shares and certain stock options and restricted stock units under the Ignyta incentive award plans, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Ultimate Parent and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Ultimate Parent’s or its controlled affiliates’ general corporate funds, commercial paper lines or the issuance of new bonds.

The Offer is not conditioned upon any financing arrangements or the funding thereof. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because:

•	the Offer is being made for all outstanding shares solely for cash;

•	as described above, we, through our Ultimate Parent and its controlled affiliates, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as promptly as practicable following the completion of the Offer;

•	consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining shares for the same cash per share price in the Merger.

See “The Offer—Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, considered together with all other Shares beneficially owned by Parent and its affiliates, represent at least a majority of the total number of shares of Ignyta common stock outstanding at the time of the expiration of the Offer (which we refer to as the “Minimum Condition”);

•	the expiration or termination of the waiting period (and any extension thereof) or receipt of clearance under (A) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and (B) any foreign competition, merger control, trade regulation, antitrust or similar laws applicable to the Offer and the Merger (such requirements collectively, the “Regulatory Condition”). In consultation with Ignyta, Parent has determined no foreign laws or regulations described in the foregoing clause (B) apply to the Offer or the Merger;

•	Ignyta’s compliance in all material respects with its covenants and obligations contained in the Merger Agreement;

•	there not having been a material adverse effect with respect to Ignyta; and

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that would prohibit or make illegal the acquisition of or payment for the Shares pursuant to the Offer.

Other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the Offer?

Yes. Ignyta, Parent and Purchaser have entered into the Agreement and Plan of Merger, dated as of December 21, 2017. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into Ignyta. If the Minimum Condition is satisfied and we consummate the Offer, we intend to effect the Merger without any action by the stockholders of Ignyta pursuant to Section 251(h) of the DGCL. See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

What does Ignyta’s board of directors think about the Offer?

Ignyta’s board of directors duly and unanimously:

•	approved the Merger Agreement and declared the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and fair to, and in the best interests of, Ignyta and its stockholders;

•	resolved that the Merger shall be governed by and effected without a stockholders’ meeting pursuant to Section 251(h) of the DGCL; and

•	recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Ignyta will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement by its board of directors and recommending that Ignyta’s stockholders tender their shares in the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with Ignyta” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

How long do I have to decide whether to tender my shares in the Offer?

You have until at least 12:00 midnight, Eastern Time, at the end of the day on Wednesday, February 7, 2018, to decide whether to tender your shares in the Offer. See “The Offer—Section 1—Terms of the Offer.” If

you cannot deliver everything required to make a valid tender to the Depositary, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have additional time to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer.

When and how will I be paid for my tendered shares?

If the conditions to the Offer set forth in “The Offer—Section 15—Conditions to the Offer” are satisfied or waived as of the expiration of the Offer, we will pay for all validly tendered and not validly withdrawn shares promptly after the date of expiration of the Offer (but in no event more than three business days thereafter).

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the Offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the Nasdaq Stock Market or applicable law. Notwithstanding the foregoing, Purchaser is not obligated or, in the absence of Ignyta’s prior written consent, permitted, to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in compliance with the terms thereof and (ii) June 21, 2018. See “The Offer—Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

Will you provide a subsequent offering period?

We do not presently intend to offer a subsequent offering period and are not permitted by the Merger Agreement to do so without Ignyta’s consent.

Have any stockholders already agreed to tender their shares in the Offer?

Yes. The directors and executive officers of Ignyta have entered into tender and support agreements with Parent and Purchaser pursuant to which, among other things, those stockholders have agreed to tender their shares in the Offer. As of January 9, 2018, these stockholders owned, in the aggregate, 4,379,749 Shares (or 5.9% of all outstanding Shares). See “Section 13 — The Transaction Documents — Tender and Support Agreements”.

How do I tender my shares?

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein and send it with your stock certificate to Citibank, N.A., the depositary for the Offer (the “Depositary”) or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•	If you are a record holder and your Shares are certificated, but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 (or please call (212) 929-5500 (collect) if you are located outside of the U.S. or Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•	If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered.

How do I tender shares that are not represented by a certificate?

If you directly hold uncertificated shares in an account with Ignyta’s transfer agent, Olde Monmouth Stock Transfer Co., Inc., you should follow the instructions for book-entry transfer of your shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated Ignyta shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Ignyta shares be tendered.

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the Offer at any time prior to the expiration time of the Offer (as it may be extended from time to time). See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the shares. See “The Offer—Section 4—Withdrawal Rights.”

Can holders of Ignyta-issued warrants, stock options and/or restricted stock units participate in the Offer?

The Offer is only for shares of common stock of Ignyta that are not subject to vesting conditions and not for any Ignyta-issued warrants (“Warrants”), options to purchase shares (“Options”) or restricted stock units (“RSUs”). If you hold an unexercised Warrant or unexercised Options and you wish to participate in the Offer, you must exercise your Warrant or Options (to the extent exercisable) in accordance with the terms of the applicable warrant agreement or the applicable Ignyta incentive award plan and award agreement, and tender the shares received upon the exercise in accordance with the terms of the Offer. Holders of unexercisable Warrants or Options will be unable to exercise such Warrant or Options and are not eligible to participate in the Offer with respect to the shares underlying such Warrant or Options. Holders of RSUs are not eligible to participate in the Offer.

Immediately prior to the closing of the Merger, each then-outstanding Warrant to purchase shares of Ignyta’s capital stock will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Warrant with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus (b) the exercise price per share of the shares subject to such Warrant, multiplied by (ii) the number of shares subject to such Warrant immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Ignyta Warrants.”

Immediately prior to the closing of the Merger, each then-outstanding Option to purchase shares will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Option with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus (b) the exercise price per share of the shares subject to such Option, multiplied by (ii) the number of shares subject to such Option immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Ignyta Stock Options.”

Immediately prior to the closing of the Merger, each then-outstanding RSU will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such RSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such RSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Ignyta Restricted Stock Units.”

Will the Offer be followed by a Merger if not all of the shares are tendered in the Offer? If the Offer is completed, will Ignyta continue as a public company?

If we purchase at least a majority of the outstanding shares of Ignyta common stock in the Offer and the other conditions to the Merger are satisfied or waived, assuming certain statutory requirements are met, we will effect the Merger of us into Ignyta as promptly as practicable in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of Ignyta pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without Ignyta’s consent to) accept shares for purchase in the Offer nor will we be able to consummate the Merger.

However, if the Offer is consummated, we expect to complete the Merger pursuant to the applicable provisions of the DGCL, after which the surviving corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. If the Merger takes place, all remaining stockholders (other than Ignyta, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive the price per share paid in the Offer. See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for Ignyta; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my shares?

If the Merger takes place between Ignyta and Purchaser, Ignyta stockholders not tendering their shares in the Offer (other than Ignyta, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive cash in an amount equal to the price per share paid in the Offer, subject to deduction for any required withholding taxes. If we accept and purchase shares in the Offer, we will consummate the Merger as soon as practicable without a vote of or any further action by the stockholders of

Ignyta, pursuant to Delaware law. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares.

While we intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, Ignyta may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Ignyta; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. See “The Offer—Section 12—Purpose of the Offer; Plans for Ignyta; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my shares as of a recent date?

On December 21, 2017, the last full trading day before we announced our intention to commence the Offer, the reported closing sale price of the shares on the Nasdaq Capital Market (“Nasdaq”) was $15.55 per share. On January 9, 2018, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the shares on Nasdaq was $27.00 per share. The Offer Price represents a premium of approximately 74% over the closing price per share of the Shares on the Nasdaq Global Market on December 21, 2017, the last trading day prior to the announcement of the Merger Agreement, and a premium of approximately 71% and 89% to the trailing 30-trading-day and 90-trading-day volume weighted average prices per Share, respectively, prior to the execution date of the Merger Agreement. The Offer Price also represents a premium of 60% over the 52-week high closing price per Share, and a premium of 46% over the all-time high closing price per Share. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

What are the U.S. federal income tax consequences of exchanging my shares pursuant to the Offer?

In general, your exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the specific tax consequences to you of exchanging your shares for cash pursuant to the Offer in light of your particular circumstances. See “The Offer—

Section 5—Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who can I talk to if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 (or please call (212) 929-5500 (collect) if you are located outside the U.S. or Canada). See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Ignyta, Inc.:

INTRODUCTION

Abingdon Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of Ignyta, Inc., a Delaware corporation (“Ignyta”), for $27.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Unless the context requires otherwise, the terms “we,” “our” and “us” refer to Purchaser.

Tendering stockholders who are record owners of their Shares and who tender directly to Citibank, N.A., the depositary for the Offer (the “Depositary”), will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the rate specified in the Internal Revenue Code of 1986, as amended (the “Code”) (currently 24%), on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees or commissions. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as December 21, 2017 (the “Merger Agreement”), among Ignyta, Parent and Purchaser. The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will be merged with and into Ignyta (the “Merger”). Following the Merger, the separate corporate existence of Purchaser shall cease, and Ignyta will continue as the surviving corporation in the Merger under the name “Ignyta, Inc.” as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger and without any action on the part of the holders of any Shares, each outstanding Share (other than shares held by Ignyta, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL will be cancelled and converted into the right to receive the Offer Price in cash, without interest and subject to deduction for any required withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger.” “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Offer is being made only for Shares that are not subject to vesting conditions and is not made for any Ignyta-issued warrants (“Warrants”), options to purchase shares (“Options”) or restricted stock units (“RSUs”). The Merger Agreement provides that:

•

Immediately prior to the Merger Effective Time, each then-outstanding Warrant to purchase shares of Ignyta’s capital stock will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Warrant with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus (b) the exercise price per share of the shares subject to such Warrant, multiplied by (ii) the number of shares subject to such Warrant immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

•	Immediately prior to the Merger Effective Time, each then-outstanding Option will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Option with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus (b) the exercise price per share of the shares subject to such Option, multiplied by (ii) the number of shares subject to such Option immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

•	Immediately prior to the Merger Effective Time, each then-outstanding RSU will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such RSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such RSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

The Ignyta board of directors (the “Ignyta Board”) has duly and unanimously (i) approved the Merger Agreement and declared the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and fair to, and in the best interests of, Ignyta and its stockholders; (ii) resolved that the Merger shall be governed by and effected without a stockholders’ meeting pursuant to Section 251(h) of the DGCL and (iii) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Ignyta will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the Ignyta Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that represent at least a majority of the total number of shares of Ignyta common stock outstanding at the time of the expiration of the Offer (which we refer to as the “Minimum Condition”); (ii) expiration or termination of the waiting period (and any extension thereof) or receipt of clearance under (A) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”),(as defined in “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings”) and (B) any foreign competition, merger control, trade regulation, antitrust or similar laws applicable to the Offer and the Merger (the “Regulatory Condition”); (iii) Ignyta’s compliance in all material respects with its covenants and obligations contained in the Merger Agreement; (iv) there not having been a material adverse effect with respect to Ignyta; and (v) the absence of any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that would prohibit or make illegal the acquisition of or payment for the Shares pursuant to the Offer. In consultation with Ignyta, Parent has determined no foreign laws or regulations described in the foregoing clause (ii)(B) apply to the Offer or the Merger. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

According to Ignyta, as of the close of business on January 5, 2018, the most recent practicable date, there were/was (i) 67,656,026 Shares issued and outstanding, (ii) 2,948 Shares held by Ignyta in its treasury, (iii) no Shares of preferred stock issued or outstanding, (iv) 6,002,288 Shares reserved for issuance pursuant to Ignyta’s

Amended and Restated 2011 Equity Incentive Award Plan, Ignyta’s Amended and Restated 2014 Equity Incentive Award Plan, Ignyta’s Employment Inducement Incentive Award Plan, Ignyta’s 2015 Employment Inducement Incentive Award Plan, Ignyta’s 2017 Employment Inducement Incentive Award Plan, or any other plan, agreement or arrangement (together, the “Company Plans”), of which 5,458,599 Shares were underlying outstanding and unexercised Options and 543,689 Shares were underlying unvested RSUs, and (v) 98,698 Shares reserved for issuance pursuant to outstanding Warrants.

Assuming no additional Shares are issued prior to the expiration of the Offer, we anticipate that the Minimum Condition would be satisfied if approximately 33,828,014 Shares are validly tendered in the Offer and not validly withdrawn.

We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement without a vote of or any further action by the stockholders of Ignyta. Following the Merger, the directors of Purchaser will be the directors of Ignyta.

Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of Ignyta stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for Ignyta; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire at 12:00 midnight, Eastern Time, at the end of the day on Wednesday, February 7, 2018, unless we extend the Offer. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of or any further action by the stockholders of Ignyta.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” on or prior to the Expiration Time. “Expiration Time” means 12:00 midnight, Eastern Time, at the end of the day on Wednesday, February 7, 2018, unless the Offer is extended or earlier terminated, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires. No “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) will be available without the consent of Ignyta.

The Offer is subject to the conditions set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition and the Regulatory Condition. See “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.

Pursuant to the terms of the Merger Agreement, if at the scheduled expiration time of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the Nasdaq Stock Market or any law that is applicable to the Offer. Notwithstanding the foregoing, Purchaser is not obligated nor, in the absence of Ignyta’s prior written consent, permitted, to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in compliance with the terms thereof and (ii) June 21, 2018. See “—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

Purchaser also reserves the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that Ignyta’s consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to those described in “—Section 15—Conditions to the Offer”, (v) amend, change or modify any of the conditions to the Offer in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares, (vi) amend, change, modify or waive the Minimum Condition or the Non-Waivable Conditions (as defined in “—Section 15—Conditions to the Offer”), or (vii) terminate or withdraw the Offer or accelerate, extend or otherwise change the Expiration Time, except as described under “—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer” below.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the

Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time.

As soon as practicable after the closing of the Offer, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of Ignyta pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Ignyta has provided us with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not validly withdrawn prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “—Section 3—Procedures for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Ignyta and us.

If we do not accept for payment any Shares tendered in the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “ —Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Direct Registration Account

If you hold your Shares in a book-entry or direct registration account maintained by Ignyta’s transfer agent (and not through a financial institution that is a participant in the system of the Book-Entry Transfer Facility), in order to validly tender your Shares you must deliver the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.

Book-Entry Delivery

The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Expiration Time; and

•	the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

Backup U.S. Federal Income Tax Withholding

Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the applicable IRS Form W-8.

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Ignyta’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Ignyta’s stockholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law). We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law).

4.	Withdrawal Rights

Except as otherwise provided in this Section 4—“Withdrawal Rights,” tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time as explained below.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5.	Certain U.S. Federal Income Tax Consequences

The following discussion sets forth certain anticipated material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer or the Merger. This discussion does not address any aspect of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or description of all potential U.S. federal income tax consequences of the exchange Shares pursuant to the Offer or the Merger, and does not address all tax consequences that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or foreign tax consequences of the Offer and the Merger. This discussion is based upon the Code, the Treasury Regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Offer. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Offer and the Merger and the other transactions contemplated by the Merger Agreement will be completed in accordance with the Merger Agreement and as further described in this Offer. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, an S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund, regulated investment company or real estate investment trust;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to alternative minimum provisions of the Code;

•	a holder of Shares that received shares through the exercise of an employee stock option, a restricted stock unit, through a tax qualified retirement plan or otherwise as compensation (including any restricted Shares);

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of Shares that holds Shares as part of a hedge, straddle, constructive sale, conversion or other risk or reduction strategy or integrated transaction;

•	a holder of Shares that exercises dissenters’ rights;

•	a retirement plan or account;

•	a cooperative;

•	a person that owns (or is deemed to own) 5% or more of the outstanding Shares; or

•	a U.S. expatriate.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR

CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to certain U.S. federal income tax consequences relevant to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources; or

•	a trust if (i) (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion is based upon the provisions of the Code, applicable Treasury Regulations, published positions of the IRS, judicial decisions and other applicable authorities, as in effect on the date of this Offer. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of this discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the Offer or the Merger. This discussion will not be binding on the IRS or any court. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger described herein, or that any such contrary position would not be sustained.

General. Your exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares pursuant to the Offer or the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

A 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for Shares pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting. In addition, all payments to which a U.S. Holder would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at the statutory rate unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. Holder does not provide a correct TIN, such U.S. Holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Determining the actual tax consequences of the Offer or the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of us, Parent or Ignyta. You are strongly urged to consult with your own tax advisors regarding the tax consequences of the Offer and the Merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

General. Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9 and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year. Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the Offer or the Merger to a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the Non-U.S. Holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A Non-U.S. Holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or the Depositary has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a

Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a Non-U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE OFFER OR THE MERGER UNDER ANY U.S. FEDERAL, STATE OR LOCAL, FOREIGN OR OTHER TAX LAWS.

6.	Price Range of Shares; Dividends

The Shares are listed and principally traded on Nasdaq under the symbol “RXDX.” The following table sets forth the high and low intraday sales prices per Share on Nasdaq each quarter during Ignyta’s fiscal year ended December 31, 2016, as reported in Ignyta’s Annual Report on Form 10-K for the period ended December 31, 2016 (the “Ignyta 10-K”), and thereafter, as reported in published financial sources:

	High	Low
	($)
2016
First Quarter	13.41	5.07
Second Quarter	9.69	4.63
Third Quarter	6.72	5.25
Fourth Quarter	7.20	4.15
2017
First Quarter	9.90	4.60
Second Quarter	11.45	5.93
Third Quarter	12.88	8.70
Fourth Quarter	26.85	12.23
2018
First Quarter (through January 9, 2018)	27.00	26.70

Ignyta does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, Ignyta is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares. If we acquire control of Ignyta, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

On December 21, 2017, the last full trading day before we announced our intention to commence the Offer, the reported closing sale price of the shares on Nasdaq was $15.55 per share. On January 9, 2018, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the shares on Nasdaq was $27.00 per share. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than Ignyta, Parent, us or any subsidiary of Parent, or any person who has properly exercised his appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on any such Nasdaq market, the market for the Shares could be adversely affected. According to Nasdaq published guidelines, the Shares would not meet the criteria for continued listing on any such Nasdaq market if, among other things, (i) the number of publicly held Shares were less than 500,000, (ii) the aggregate market value of the publicly held Shares were less than $1,000,000 or (iii) there were fewer than 300 stockholders.

If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Ignyta to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Ignyta subject to registration, would substantially reduce the information required to be furnished by Ignyta to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to Ignyta. Furthermore, “affiliates” of Ignyta and persons holding “restricted securities” of Ignyta may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Ignyta’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Ignyta

The information concerning Ignyta contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Ignyta to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

According to the Ignyta 10-K, Infinity Oil & Gas Company (“Ignyta Parent”) was incorporated under the laws of the State of Nevada on August 21, 2012. Ignyta was incorporated under the laws of the State of Delaware on August 29, 2011, with the name “NexDx, Inc.” On October 31, 2013, IGAS Acquisition Corp, a wholly owned subsidiary of Ignyta Parent, merged with and into Ignyta, and Ignyta survived the merger and became the wholly owned subsidiary of Ignyta Parent. Upon the closing of the merger, Ignyta Parent ceased to be a “shell company” under applicable rules of the SEC. In connection with the merger, Ignyta Parent changed its name to “Ignyta, Inc.” and Ignyta changed its name to “Ignyta Operating, Inc.” On October 31, 2013, Ignyta Parent effected a 100-to-one reverse stock split of its issued and outstanding shares of common stock. On October 31, 2013, in connection with the closing of the merger, (i) all then-outstanding shares of each series of Ignyta’s preferred stock were voluntarily converted into shares of Ignyta’s common stock in accordance with Ignyta’s certificate of incorporation, and (ii) Ignyta effected a three-to-one reverse stock split of its issued and outstanding shares of capital stock. Concurrent with the closing of the merger, Ignyta Parent abandoned its pre-merger business plan in the oil and gas industry, and Ignyta now solely pursues the business of Ignyta in the oncology drug development industry. On June 12, 2014, Ignyta Parent merged with and into Ignyta, with Ignyta surviving the merger and changing its name to Ignyta, Inc. Ignyta’s principal executive offices are located at 4545 Towne Centre Court, San Diego, California 92121. The telephone number of Ignyta’s principal executive offices is (858) 255-5959.

The following description of Ignyta and its business has been taken from the Ignyta Quarterly Report on Form 10-Q for the period ended September 30, 2017 (the “Ignyta 10-Q”), and is qualified in its entirety by reference to the Ignyta 10-Q: Ignyta is a biotechnology company focused on precision medicine in oncology. Its goal is not just to shrink tumors, but to eradicate residual disease—the source of cancer relapse and recurrence—in precisely defined patient populations. It is pursuing an integrated therapeutic, or Rx, and companion diagnostic, or Dx, strategy for treating cancer patients. Its Rx efforts are focused on in-licensing or acquiring, then developing and commercializing molecularly or immunologically targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Its Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, on a molecular or immunological basis, the patients who are most likely to benefit from the precision therapies Ignyta develops. Ignyta’s current pipeline includes the following compounds:

•	entrectinib, formerly called RXDX-101, a CNS-active, potent, and selective small molecule tyrosine kinase inhibitor of the TRK (tropomyosin receptor kinase) family of tyrosine kinase receptors (TRKA,

TRKB and TRKC), and ROS1 proteins, which is in a Phase 2 clinical study and two Phase 1 clinical studies in molecularly defined adult patient populations for the treatment of solid tumors, and a Phase 1/1b clinical study in pediatric patients with advanced solid tumor malignancies;

•	RXDX-105, an orally bioavailable, small molecule tyrosine kinase inhibitor of RET that spares the vascular endothelial growth factor receptor, or VEGFR, which has completed enrollment in a Phase 1b clinical trial;

•	taladegib, an orally bioavailable, small molecule hedgehog/smoothened antagonist that has achieved clinical proof-of-concept and a recommended Phase 2 dose in a Phase 1 dose escalation trial; and

•	RXDX-106, a novel small molecule immunomodulatory agent with potent anti-tumor activity, alone and in combination with checkpoint inhibitors, that appears to restore and enhance overall immune function by reversing immunosuppression of innate immune cells in the tumor microenvironment through TYRO3, AXL, and MER (TAM) receptor tyrosine kinase (RTK) inhibition that is in late preclinical development.

Additional Information

Ignyta is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Ignyta’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.	Certain Information Concerning Purchaser and Parent

We are a Delaware corporation incorporated on December 20, 2017, with principal executive offices at Tax Department, 1 DNA Way, Bldg. 82—MS24, South San Francisco, California 94080. The telephone number of our principal executive offices is (650) 225-7893. To date, we have engaged in no activities other than those incidental to our formation and the Offer.

Parent is a Delaware corporation, with principal executive offices at Tax Department, 1 DNA Way, Bldg. 82—MS24, South San Francisco, California 94080. The telephone number of its principal executive offices is (650) 225-7893. Parent is an indirect subsidiary of Ultimate Parent a holding company which, through its subsidiaries (collectively, “Roche”), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostics that enable tangible improvements in the health, quality of life and survival of patients. Founded in 1896, Roche has been making important contributions to global health for more than a century. Thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and chemotherapy. In 2016, the last year for which data is currently available, Roche employed over 94,000 people worldwide, invested 9.9 billion Swiss francs in R&D and posted sales of 50.6 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto. Neither Parent nor Purchaser is an affiliate of Ignyta.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Ignyta; (ii) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge after due inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Ignyta during the past 60 days; (iii) none of Purchaser, Parent and, to Purchaser’s, and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Ignyta (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Ignyta or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Ignyta or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser or Parent nor, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Purchaser, or Parent nor, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) we, through our Ultimate Parent and its controlled affiliates, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as promptly as practicable following the closing of the Offer, (iii) consummation of the Offer is not subject to any financing condition, and (iv) if we consummate the Offer, we expect to acquire any remaining shares for the same cash per share price in the Merger.

Additional Information

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

10.	Source and Amount of Funds

Based upon Ignyta’s filings with the SEC and more recent information provided to us by Ignyta, we estimate that we will need approximately $2.0 billion to acquire Ignyta pursuant to the Offer and the Merger to pay amounts payable in respect of certain warrants to purchase shares and certain stock options and restricted stock units under the Ignyta incentive award plans, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Ultimate Parent and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Ultimate Parent’s or its controlled affiliates’ general corporate funds, commercial paper lines or the issuance of new bonds. Neither we nor Ultimate Parent has any alternative financing plans or arrangements.

The Offer is not conditioned upon any financing arrangements or the funding thereof.

11.	Background of the Offer; Contacts with Ignyta

Background of the Offer

As part of the continuous evaluation of its businesses and plans, Roche regularly considers a variety of strategic options and potential transactions. In recent years, Roche has evaluated various alternatives for expanding its pharmaceutical business, including entering into collaboration and licensing arrangements and acquisitions of pharmaceutical or biotechnology companies.

In connection therewith, on May 17, 2016, Ignyta and Parent entered into a confidentiality agreement to facilitate discussions related to the licensing of entrectinib and Roche was given access to Ignyta’s virtual data room related to entrectinib for due diligence purposes. The parties amended the confidentiality agreement on February 15, 2017 to expand the definition of information considered Parent’s confidential information. Between June 2016 and September 2016, Roche conducted extensive due diligence on entrectinib with respect to a potential licensing transaction. During this period, several in-person meetings between Ignyta management and the management of Roche occurred. In September 2016, Roche informed Ignyta that it would no longer seek to license rights to entrectinib from Ignyta. However, between September 2016 and December 2017, Roche had periodic meetings with counterparts at Ignyta to maintain a potential dialog for future collaboration opportunities.

On November 20, 2017, Roche contacted Mr. Hornby, the Chief Operating Officer of Ignyta, on an unsolicited basis and indicated it had an interest in entrectinib and that Roche would like to meet at the upcoming J.P. Morgan Healthcare Conference in January 2018. Mr. Hornby informed Roche that Ignyta was moving forward with a strategic process with BofA Merrill Lynch as its financial advisor. Mr. Hornby put Roche in touch with BofA Merrill Lynch to further discuss Ignyta’s strategic process.

On November 22, 2017, BofA Merrill Lynch contacted Roche to discuss Ignyta’s strategic process.

On November 27, 2017, BofA Merrill Lynch met with the Head of Mergers and Acquisitions at Roche (at a meeting the parties had scheduled prior to Roche expressing interest in Ignyta’s strategic process) and discussed Ignyta and its strategic process.

On November 30, 2017 and again on December 1, 2017, Roche contacted Ignyta to convey that the leadership in its oncology department supported participating in Ignyta’s strategic process and that Roche intended to move forward with its consideration of acquiring Ignyta.

On December 1, 2017, Parent entered into a confidentiality agreement with Ignyta (effective as of November 28, 2017). This confidentiality agreement included a standstill provision with a customary “fall away” provision providing that the standstill obligations would terminate in certain circumstances, including upon Ignyta entering into a binding agreement related to a change in control of Ignyta. Ignyta granted Roche access to the enterprise-wide virtual data room.

On December 9, 2017, Roche was contacted by representatives of BofA Merrill Lynch and was informed that Ignyta’s process had been revised to focus on the sale of Ignyta.

In the morning on December 13, 2017, Roche communicated to BofA Merrill Lynch that Roche continued to review the strategic opportunity to acquire Ignyta and that, should Roche decide to submit an offer, it would need until the week of January 15, 2018 to submit its bid.

In the evening on December 13, 2017, Roche was informed about the accelerated timeframe for Ignyta’s sale process due to an alternative proposal from another bidder.

In the morning on December 14, 2017, the Head of Partnering at Roche contacted Dr. Lim, the Chief Executive Officer of Ignyta, and discussed the accelerated timeframe for Ignyta’s sale process. The Head of Partnering at Roche informed Dr. Lim of Roche’s strong interest in acquiring Ignyta and communicated that the Head of Partnering at Roche would be meeting with Dr. Severin Schwan, the Chief Executive Officer of Roche, on December 18, 2017 and submitting a bid by December 19, 2017 or December 20, 2017 to acquire Ignyta. In the meantime, Ignyta continued to actively respond to Roche’s diligence requests.

On December 14, 2017, Roche received Ignyta’s auction draft of the merger agreement that had been prepared for Ignyta’s sale process.

On December 16, 2017, Roche’s Head of Partnering contacted Dr. Lim to discuss Ignyta’s sale process. During the call, Roche’s Head of Partnering indicated that Roche was interested in acquiring all of the outstanding stock of Ignyta for $1.7 billion which she believed represented a share price offer between $25.00 and $27.00 per share. Dr. Lim indicated that Ignyta had received a compelling offer that the Ignyta Board would review and make a decision on by December 21, 2017 and indicated that Roche would need to accelerate its timing to be competitive and that a bid at the higher end of Roche’s valuation range would be necessary.

On the morning of December 17, 2017, Roche’s Head of Partnering indicated that Roche’s senior management had approved a verbal indication of interest (the “Roche Proposal”) to acquire all outstanding capital stock of Ignyta for $27.00 per share in cash, with a targeted deal announcement on or before December 30, 2017. The Roche Proposal represented a premium of 77% to Ignyta’s closing share price from the prior trading day of $15.25 per share. Roche’s Head of Partnering indicated an intention for the organization to work as quickly as possible to a deal announcement, but said a signing date of December 21, 2017 was unlikely.

On December 17, 2017, Dr. Lim called Roche and relayed the positive feedback on the offer price and the strong encouragement that, in order to succeed in the process, Roche would need to sign a definitive agreement regarding the transaction no later than December 22, 2017. Roche continued to indicate that signing a definitive agreement by December 22, 2017 was unlikely but that it would endeavor to provide as much certainty as it could and plan to sign an agreement shortly after December 25, 2017. The Head of Partnering at Roche indicated that Roche would send a draft of an acquisition agreement on December 20, 2017.

On December 18, 2017, Dr. Schwan contacted Dr. Lim telephonically, and indicated that good progress was being made with due diligence, but that it was unlikely that Roche would be prepared to sign a definitive acquisition agreement and announce the transaction by December 22, 2017. Dr. Lim indicated that Ignyta expected another party to have a fully documented offer in front of the Ignyta Board by December 21, 2017, and that Roche would need to meet that timing if they were going to be successful in the process. The parties agreed to discuss timing of the transaction again over the following days.

Also in the morning on December 18, 2017, Latham & Watkins LLP (“Latham & Watkins”), legal counsel to Ignyta, delivered to Roche a draft of the disclosure letter to the merger agreement.

Later on December 18, 2017, Roche’s Head of Partnering and Dr. Lim discussed ways in which Roche’s process could potentially be accelerated, including streamlining the legal review, and creating daily updates for Dr. Lim to speak with Dr. Schwan and allowing a broader working group of Roche and Ignyta representatives and advisors to communicate directly regarding the merger agreement, the status of due diligence, and the approval process for both companies.

Early on December 19, 2017, Latham & Watkins sent Roche and Sidley Austin LLP (“Sidley Austin”), legal counsel to Roche, a draft of the merger agreement reflecting changes that Ignyta had negotiated with another party in the sales process to accelerate Roche’s and Sidley Austin’s review.

On December 19, 2017, Dr. Schwan informed Dr. Lim that Roche was still unlikely to meet Ignyta’s desired December 22, 2017 timeline. Dr. Lim warned Roche that if they could not meet the December 22, 2017 deadline, the Ignyta Board may accept an alternative proposal.

On December 20, 2017, Dr. Schwan contacted Dr. Lim to tell him that Roche’s due diligence would be completed that evening, Roche’s lawyers would be sending Ignyta a markup of the merger agreement, and that Roche had the ability to sign a merger agreement by the evening of Thursday, December 21, 2017, matching the timeline Dr. Lim had communicated to Roche for the alternative proposal.

In the morning on December 20, 2017, Latham & Watkins delivered to Sidley Austin an update to the disclosure letter to the merger agreement, which included a description of the routine year-end compensation matters for Ignyta’s employees, including the executive officers, which included annual equity awards, 2017 annual bonuses and 2018 base salary increases, and a description of the proposed tax reimbursement arrangements to be provided for the executive officers of Ignyta.

On December 20, 2017, Sidley Austin and Latham & Watkins exchanged drafts of a merger agreement. The Sidley Austin draft reflected a two-step tender offer structure as had been agreed between the lawyers, and accepted most of the key terms contained in the auction draft. That same day and through December 21, 2017, Latham & Watkins, with input from Ignyta, negotiated satisfactory resolution of all of the open issues in the merger agreement with Sidley Austin, including employee compensation matters. As part of this resolution, the parties agreed (i) that the termination fee would be equal to $58 million, or approximately 3% of the aggregate equity value of the transaction, (ii) that Ignyta would have an appropriate “fiduciary out” and (iii) to an appropriate level of time and effort that would be required of Roche to obtain antitrust approval. Latham & Watkins and Sidley Austin also exchanged and discussed drafts of tender and support agreements to be executed concurrently with the signing of a merger agreement.

Also on December 20, 2017, the board of directors of Ultimate Parent met to review the status of the Ignyta acquisition, approved a potential transaction and authorized Dr. Schwan to take all necessary steps, including continuing negotiations with Ignyta and entering into documentation providing for the proposed transaction.

Later on December 20, 2017, Dr. Schwan communicated to Dr. Lim the full support from Ultimate Parent’s board of directors. Later that evening, Roche submitted a written proposal to acquire Ignyta at $27.00 per share.

In the morning on December 21, 2017, Dr. Schwan and Dr. Lim discussed and resolved several final due diligence issues and open issues under the merger agreement.

On December 21, 2017, Parent, Purchaser and Ignyta executed and delivered the Merger Agreement and Roche, Purchaser and certain directors and stockholders and an officer of Ignyta executed and delivered the Tender and Support Agreement. Prior to the open of markets on December 22, 2017, Ignyta and Roche issued a joint press release announcing the execution of the Merger Agreement.

12.	Purpose of the Offer; Plans for Ignyta; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for Ignyta

The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, Ignyta. The Offer, as the first step in the acquisition of Ignyta, is intended to facilitate the acquisition of all of the

Shares. The purpose of the Merger is to acquire all capital stock of Ignyta not purchased pursuant to the Offer or otherwise and to cause Ignyta to become a wholly owned subsidiary of Parent.

We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger,” the Shares acquired in the Offer will be canceled in the Merger and the capital stock of Ignyta as the surviving corporation will be the capital stock of Purchaser. Following the Merger, the directors of Purchaser immediately prior to the Merger Effective Time will be the directors of Ignyta as the surviving corporation, and the officers of Ignyta immediately prior to the Merger Effective Time will be the officers of Ignyta as the surviving corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in Ignyta or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Ignyta. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Ignyta.

Except as otherwise provided herein, it is expected that, following the Merger, the business and operations of Ignyta will ultimately become part of Ultimate Parent and over time will be integrated into Roche’s business. Ultimate Parent and Parent intend to conduct a comprehensive review of Ignyta’s business, operations, capitalization and management with a view to optimizing development of Ignyta’s potential in conjunction with Parent’s business. In connection with this integration and after the Merger Effective Time, Parent may transfer Ignyta as the surviving corporation to another entity within Roche. Parent will continue to evaluate the business and operations of Ignyta during and after the consummation of the Offer and prior to the Merger Effective Time and, following the Merger, will take such actions as it deems appropriate under the circumstances then existing. As part of planning for the integration of Ignyta and Parent, Parent is considering the retention of certain executive officers of Ignyta and, in connection therewith, may enter into new retention arrangements with such officers. There can be no assurance that any parties will reach an agreement on any terms, or at all.

If, for any reason following completion of the Offer, the Merger is not consummated, Parent, Purchaser and their affiliates reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Ignyta (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the Ignyta Board or management, (iii) any material change in Ignyta’s capitalization or dividend policy, (iv) any other material change in Ignyta’s corporate structure or business, (v) any class of equity securities of Ignyta being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of Ignyta becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

No Stockholder Approval

If the Offer is consummated, we do not anticipate seeking the approval of Ignyta’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of Ignyta stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, pursuant to the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their shares by the Court of Chancery of the State of Delaware and to receive a cash payment of the “fair value” of their Shares as of the Merger Effective Time as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price.

As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:

•	within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Ignyta a written demand for appraisal of Shares held, which demand must reasonably inform Ignyta of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of Ignyta’s stockholders to appraisal rights under Delaware law in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the stockholders of Ignyta desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex III to the Schedule 14D-9.

13.	The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement does not purport to be complete, may not contain all of the information that is important to you, and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, Ignyta or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Ultimate Parent’s or Ignyta’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions may not have been intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, Ignyta or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Ignyta publicly file. Purchaser acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Offer to Purchase not misleading.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than January 16, 2018) for all of the Shares at a purchase price of $27.00 per share, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Regulatory Condition, and the satisfaction or waiver of the other conditions set forth in “—Section 15—Conditions to the Offer.” Purchaser expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer, except that, without the consent of Ignyta, it will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions or requirements to the Offer in addition to those listed in “—Section 15—Conditions to the Offer”;

•	amend, change or modify any of the conditions listed in “—Section 15—Conditions to the Offer” in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares;

•	amend, change, modify or waive the Minimum Condition or the Non-Waivable Conditions (as defined in “—Section 15—Conditions to the Offer”); or

•	terminate or withdraw the Offer or accelerate, extend or otherwise change the expiration time of the Offer, except as described under “—Extensions of the Offer” below.

Extensions of the Offer

If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, Purchaser is required to extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived.

In addition, Purchaser is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of Nasdaq or applicable law. Notwithstanding the foregoing, Purchaser is not obligated or, in the absence of Ignyta’s prior written consent, permitted, to extend the Offer beyond the earlier to occur of (i) the valid termination of the Merger Agreement in compliance with its terms and (ii) June 21, 2018.

The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time.

The Merger

As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Ignyta, and Ignyta will survive as a wholly owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares owned by Ignyta, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, subject to deduction for any required withholding taxes, an amount equal to the Offer Price.

Upon consummation of the Merger, (i) the certificate of incorporation of Ignyta as in effect immediately prior to the Merger Effective Time will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Merger Effective Time, (ii) the bylaws of Ignyta will be amended so that they read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Merger Effective Time, (iii) the directors of Purchaser immediately prior to the Merger Effective Time will be the directors of the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be, and (iv) the officers of Purchaser immediately prior to the Merger Effective Time will be the officers of the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be.

The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of Ignyta stockholders.

Ignyta Warrants

The Merger Agreement provides that prior to the Merger Effective Time, Ignyta will, in accordance with the terms of all unexercised and unexpired Warrants, deliver notices to all holders of Warrants, informing such holders of the Merger and containing such other information as Ignyta reasonably determines to be required pursuant to the terms of the Warrants. At the Merger Effective Time, each Warrant, whether vested or unvested and exercisable or unexercisable, that is issued, outstanding and unexercised immediately prior to the Merger Effective Time, and not terminated pursuant to its terms in connection with the Merger, will represent the right to receive, in exchange for the surrender and cancellation of such Warrant, an amount in cash (without interest and subject to any deduction for required withholding taxes) to equal to the product, if any, of (i) the number of Shares subject to such Warrant and (ii) the excess, if any, of the Offer Price over the exercise price per Share under such Warrant; provided that, if the exercise price per Share of any such Warrant is equal to or greater than the Offer Price, such Warrant will be cancelled without any payment being made in respect thereof.

Ignyta Stock Options

The Merger Agreement provides that each Option granted pursuant to a Company Plan, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time, will automatically (i) be accelerated and vest in full and (ii) be cancelled and terminated as of the Merger Effective Time (to the extent not exercised prior to the Merger Effective Time), and, in exchange therefor, each former holder of any such cancelled Option will be entitled to receive an amount in cash (without interest and subject to any deduction for required withholding taxes) equal to the product of (a) the number of Shares subject to such Option multiplied by (b) the excess, if any, of the Offer Price over the exercise price per Share under such Option; provided that, if the exercise price per Share of any such Option is equal to or greater than the Offer Price, then such Option will be cancelled without any cash payment being made in respect thereof.

Ignyta Restricted Stock Units

The Merger Agreement provides that each RSU awarded pursuant to any Company Plan, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time, will automatically (i) be fully accelerated and vest in full and the restrictions thereon shall lapse and (ii) be cancelled and terminated as of the Merger Effective Time, and, in exchange therefor, former holders of any such RSU will be entitled to receive an amount in cash (without interest and subject to any deduction for required withholding taxes) equal to the product of the Offer Price multiplied by the number of Shares subject to such RSU.

Representations and Warranties

In the Merger Agreement, Ignyta has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or a confidential disclosure letter that Ignyta delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things: (i) organization and qualification; (ii) capitalization, subsidiaries and other equity interests; (iii) authority; board action; (iv) no conflict; consents and approvals; (v) SEC reports; financial statements; (vi) absence of certain changes; (vii) no undisclosed material liabilities; (viii) brokers; certain expenses; (ix) employee benefit matters/employees; (x) litigation; (xi) title to assets; (xii) tax matters; (xiii) compliance with law; (xiv) environmental matters; (xv) intellectual property; (xvi) real property; (xvii) material contracts; (xviii) regulatory compliance; (xix) insurance; (xx) certain payments; (xxi) related party transactions; (xxii) opinion of financial advisors of Ignyta; (xxiii) takeover statutes; (xxiv) vote required; and (xxv) information supplied. In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Ignyta that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (i) organization and qualification; (ii) authority; (iii) no conflicts; consents and approvals; (iv) litigation; (v) ownership of securities of Ignyta; and (vi) brokers.

The representations and warranties will not survive the consummation of the Merger.

Operating Covenants

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as (i) disclosed in the confidential disclosure letter that Ignyta delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically required by the Merger Agreement, or (iii) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), Ignyta has agreed to conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all applicable laws and the requirements of all of its material contracts, and will use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve the present relationships and goodwill with all material suppliers, any governmental entity and any person having significant business relationships with Ignyta.

In addition, during the same period, except as (a) disclosed in the confidential disclosure letter that Ignyta delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (b) specifically required by the Merger Agreement, or (c) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), Ignyta has agreed not to, subject to certain exceptions:

•	issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any capital stock or other security of Ignyta (“Company Security”) or any other right the value of which is derived from the value of any Company Security, other than Shares issuable upon exercise of the Options or Warrants or vesting of RSUs outstanding on the date of the Merger Agreement in accordance with their terms;

•	except as required by applicable law, establish, adopt, terminate or amend any Company Plan, or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Plan;

•	enter into or amend any benefit plan or any management, employment, indemnification, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other contract between Ignyta and any current or former officer or other employee, contractor, consultant or director of or to Ignyta that would be deemed a benefit plan under the Merger Agreement if entered into or adopted after the date of the Merger Agreement;

•	acquire, redeem or amend any Company Security, other than in connection with the exercise of the Options or vesting of RSUs, or satisfaction of any tax withholding in connection therewith, outstanding as of the date of the Merger Agreement in accordance with the terms of the Company Plans;

•	fail to use commercially reasonable efforts to keep in force insurance policies with respect to material assets, operations and activities of Ignyta in effect as of the date of the Merger Agreement;

•	split, combine or reclassify any Company Security or declare, set aside, make or pay any dividend or distribution on any Company Security;

•	enter into any stockholder rights plan or similar arrangement;

•	(i) make any acquisition or disposition of any business, assets or securities (except in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities of Ignyta or any third party, in each case involving the payment of consideration in excess of $1 million or the disposition of assets or securities with a fair market value in excess of $1 million, except for purchases or sales of raw materials or inventory in the ordinary course of business consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (iii) form any subsidiary, acquire any equity interest in any other person or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	other than with respect to immaterial contracts, enter into or amend any contract with any supplier or contract manufacturing organization;

•	become liable for any debt, except for short-term debt incurred in the ordinary course of business consistent with past practice, to fund working capital requirements;

•	become liable for the obligations of any other person or entity;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity;

•	change in any material respect, any financial accounting methods, principles or practices used by it, except as required by United States generally accepted accounting principles or applicable law;

•	fail to establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all of Ignyta’s material unpaid taxes for the period from the date of the Merger Agreement through the Merger Effective Time;

•

make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, enter into any material closing agreement, extend the statute of limitations (or file any extension request) relating to material taxes with any governmental entity, take any material position on a tax return inconsistent with a position taken on a tax return previously filed, amend any material tax return, settle, compromise or enter into any closing agreement with respect to any material tax claim or assessment, surrender any right to claim a material tax refund, offset or other material reduction in tax liability, or enter into any material contract with or request any material ruling from any governmental entity relating to taxes;

•	amend or permit the adoption of any amendments to its certificate of incorporation;

•	grant any severance or termination pay (other than in accordance with the terms of a benefit plan as in effect immediately prior to the date of the Merger Agreement or as required by applicable law), or grant any increases in, accelerate the vesting or funding of, or waive any rights with respect to any compensation or benefits payable to its officers, directors, employees or consultants;

•	enter into any collective bargaining or similar labor agreement;

•	adopt, enter into, amend or terminate any benefit plan (other than as required by applicable law);

•	incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year and (ii) any unbudgeted capital expenditure, in an amount not to exceed $1 million in any year;

•	settle (i) any suit, action, claim, proceeding or investigation that is disclosed in reports, schedules, forms, statements and other documents filed with the SEC by Ignyta since January 1, 2016 or (ii) any other suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages in excess of $1 million individually or $3 million in the aggregate;

•	commence any suit, action, claim, proceeding or investigation, except in connection with a breach of the Merger Agreement or any other agreements contemplated thereby; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation

Pursuant to the Merger Agreement, Ignyta has agreed that it will not, and will direct and use reasonable best efforts to cause any of its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, “Representatives”) not to:

•	continue any solicitation, knowing encouragement, or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

•	solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any material non-public information for the purpose of soliciting, knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•	enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

•	Ignyta has agreed that it will, and will direct its Representatives to, within five days following the date of the Merger Agreement:

•

request the return or destruction of all material non-public information provided to third parties prior to the date of the Merger Agreement that have, within the twelve month period preceding the date of the

Merger Agreement, entered into confidentiality agreements relating to a possible Acquisition Proposal; and

•	immediately terminate access by any third party to any data room containing any of Ignyta’s material non-public information.

Notwithstanding the foregoing, at any time prior to Parent’s Offer Acceptance Time, in response to a bona fide written Acquisition Proposal that was made or renewed on or after the date of the Merger Agreement and that did not result from a breach of the non-solicitation provisions described above, (i) Ignyta and its Representatives may contact such person to clarify the terms and conditions of such written Acquisition Proposal and (ii) if the Ignyta Board determines in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), then Ignyta may (a) furnish to the person who has made such Acquisition Proposal information (including material non-public information) regarding Ignyta, so long as such information is furnished pursuant to a customary confidentiality agreement that does not prohibit Ignyta from providing any information to Parent in accordance with the non-solicitation provisions of the Merger Agreement, and (b) participate in discussions or negotiations with the person making such Acquisition Proposal, so long as Ignyta concurrently provides to Parent any material non-public information concerning Ignyta that is provided to any person given such access, which was not previously provided to Parent or its Representatives.

Ignyta must (i) promptly (and in any event within 48 hours) notify Parent if any inquiries with respect to an Acquisition Proposal are received by Ignyta or any of its Representatives, (ii) provide the material terms and conditions (redacted as to conceal the identity of the Person making the Acquisition Proposal) of the Acquisition Proposal to Parent, and (iii) keep Parent reasonably informed of the status of, including changes to any material terms of, and any other material developments with respect to, such Acquisition Proposal. Additionally, Ignyta must promptly (and in any event within 24 hours) advise Parent in writing if the Ignyta Board has determined to begin providing information or engaging in discussions concerning an Acquisition Proposal.

Nothing in the Merger Agreement prevents Ignyta from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) under Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to its stockholders that Ignyta determines is required under applicable law; or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided any such communications will be subject to the terms and conditions of the Merger Agreement, including those described below relating to the making of an Adverse Recommendation Change.

“Acquisition Proposal” means an offer or proposal, other than an offer or proposal by Parent or Purchaser, relating to any transaction or series of related transactions involving: (i) any purchase from Ignyta by any person of more than 20% of Ignyta’s outstanding voting securities; (ii) any tender or exchange offer that would result in any person beneficially owning 20% or more of Ignyta’s outstanding voting securities if consummated, (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving Ignyta, the business of which, individually or in the aggregate, constitute more than 20% of Ignyta’s assets, pursuant to which Ignyta’s stockholders immediately preceding such transaction hold less than 80% of the voting equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, exclusive license or disposition (other than in the ordinary course of business) of more than 20% of Ignyta’s assets (measured by their fair market value); or (v) any combination of the foregoing.

“Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal that the Ignyta Board determines, in its good faith judgment (after consultation with its financial advisors and its outside legal counsel) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal, the person making the proposal and other aspects of the proposal the Ignyta Board deems relevant), which, if consummated, would result in a transaction that is more financially favorable to Ignyta’s stockholders (after taking into account any adjustment to the terms and conditions proposed by Parent in response to such Acquisition Proposal); provided that for purposes of this definition of “Superior Proposal”, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Intervening Event” means any material event or development or material change of circumstances with respect to Ignyta that (i) was neither known to the Ignyta Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and (ii) does not relate to (a) any Acquisition Proposal, or (b) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates, or clearance of the Merger under the HSR Act, the Federal Trade Commission Act, as amended, the Clayton Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, or any applicable foreign antitrust laws.

Ignyta Board Recommendation

Ignyta has represented to Parent and Purchaser in the Merger Agreement that the Ignyta Board, at a meeting duly called and held, duly and unanimously adopted resolutions:

•	determining that the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger, are advisable to, fair to and in the best interest of, Ignyta and its stockholders;

•	approving the execution, delivery and performance by Ignyta of the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger; and

•	resolving to recommend that Ignyta’s stockholders tender their Shares to Purchaser pursuant to the Offer (the recommendation in this bullet, the “Ignyta Board Recommendation”).

Under the Merger Agreement, neither the Ignyta Board nor any committee thereof may:

•	(i) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Ignyta Board Recommendation, (ii) make, or publicly propose to make, any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Ignyta Board of the type contemplated by Rule 14d-9(f) under the Exchange Act, (iii) fail to recommend against an Acquisition Proposal within five business days after a request by Parent to do so or (iv) resolve, agree or publicly propose to take any such actions (any action described in this bullet being referred to herein as an “Adverse Recommendation Change”); or

•	authorize, approve, recommend or publicly propose to, or cause or permit Ignyta to, enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement (other than a customary confidentiality agreement that does not prohibit Ignyta from providing any information to Parent in accordance with the non-solicitation provisions of the Merger Agreement) related to any Acquisition Proposal.

Notwithstanding the foregoing, but subject to the terms described in the “—Last Look” section below, if Ignyta has received a bona fide written Acquisition Proposal that did not result from, directly or indirectly, a breach of the non-solicitation provisions described above that has not been withdrawn and the Ignyta Board determines, in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal is a Superior Proposal, then (i) the Ignyta Board may make an Adverse Recommendation Change, or (ii) Ignyta may terminate the Merger Agreement to enter into a binding written agreement providing for the consummation of a transaction constituting a Superior Proposal in each case, if and only if, (a) the Ignyta Board determines in good faith, after consultation with outside counsel that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Ignyta Board to the Ignyta stockholders under applicable laws and (b) Ignyta complies with the “last look” provisions described below.

Last Look

The Ignyta Board may not make an Adverse Recommendation Change or terminate the Merger Agreement unless:

•	Ignyta has provided Parent with written notice at least three business days before taking that action, setting forth Ignyta’s intention to take such action and containing (i) if such action is intended to be taken in response to a Superior Proposal, the material terms and conditions of the Acquisition Proposal and the identity of the person making the Acquisition Proposal or (ii) if such action is intended to be taken in circumstances involving an Intervening Event, a reasonably detailed description of the Intervening Event; and

•	Parent has not proposed, within the foregoing three business day period, revisions to the terms of the Merger Agreement, or it has not offered another proposal with respect to the transactions contemplated by the Merger Agreement, in either case that, after consultation with outside legal counsel and its financial advisors, results in a good faith determination by the Ignyta Board that, in light of such revisions or new proposal, (i) such Acquisition Proposal has ceased to constitute a Superior Proposal, and the failure to make an Adverse Recommendation Change or terminate the Merger Agreement would no longer reasonably be expected to be inconsistent with its fiduciary duties to Ignyta’s stockholders, or (ii) the failure to make an Adverse Recommendation Change in response to such Intervening Event would not reasonably be expected to be inconsistent with its fiduciary duties to Ignyta’s stockholders.

During any such three business day period, Ignyta will, and will cause its Representatives to, negotiate in good faith with Parent with respect to any revisions to the terms of the transactions contemplated by the Merger Agreement or new proposals proposed by Parent.

Any material amendments to any Acquisition Proposal or any material change to the facts and circumstances relating to such Intervening Event shall also be subject to the “last look” provisions described above, except that the three business day period shall be deemed to be two business days.

Regulatory Undertakings

See “—Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings.”

Access to Information

Other than as prohibited by law and subject to certain exceptions, Ignyta has agreed to afford to Parent and Purchaser and their Representatives reasonable access to its properties, books and records and contracts, and to furnish to Parent financial and operating data and other information with respect to the business, properties and personnel of Ignyta as Parent or Purchaser may reasonably request, so long as it does not interfere with the normal operation of Ignyta’s business, violate applicable law or confidentiality obligations of Ignyta or cause a waiver of attorney-client privilege.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and advancement of expenses existing in favor of the current or former directors, officers and employees of Ignyta (each an “Indemnified Person”) set forth in Ignyta’s certificate of incorporation or bylaws, or under any agreement filed with the SEC at least two business days prior to the date of the Merger Agreement, for acts or omissions occurring prior to or at the Merger Effective Time, will continue in full force and effect following consummation of the Merger, for a period of not less than six years.

The Merger Agreement provides that, from and after the Merger Effective Time, Parent will maintain in effect, for a period of six years after the Merger Effective Time, Ignyta’s current directors’ and officers’ liability insurance policy covering each person covered by such policy as of the Merger Effective Time, for acts or omissions occurring prior to the Merger Effective Time. However, Parent may (i) substitute comparable policies for existing policies, so long as the material terms are no less favorable in any material respect than such existing policies, or (ii) request that Ignyta obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Merger Effective Time). Moreover, in no event will Parent or Ignyta be required to pay annual premiums for such insurance in excess of 300% of the amount of the annual premiums paid by Ignyta in fiscal year 2017.

In the alternative, prior to the Merger Effective Time, Ignyta may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance policies, on terms and conditions no less advantageous than Ignyta’s directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement. In the event that Ignyta purchases such a “tail” policy, Parent must maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder.

Notice of Certain Events

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, Ignyta shall promptly notify Parent if, (i) to the actual knowledge of any of its executive officers or directors after due inquiry, it receives any written communication alleging that the consent of such correspondent is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) it receives any written notice or other communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement; and (iii) any suits or proceedings have commenced against Ignyta that relate to the consummation of the transactions contemplated by the Merger Agreement.

Employee Matters

The Merger Agreement provides that, from and after the Merger Effective Time, Parent will cause Ignyta to fulfill all of Ignyta’s existing employment, retention, severance and change in control obligations in accordance with the terms of the applicable benefit plans. The Merger Agreement provides that, from and after the Merger Effective Time, Parent will cause Ignyta to pay any earned but unpaid bonuses earned for 2017 in accordance with Ignyta’s annual bonus plan, to the extent such amounts remain unpaid as of the closing of the Merger.

The Merger Agreement also provides that, from and after the Merger Effective Time (i) and for a period ending not earlier than December 31, 2018, Parent will provide or maintain, or will cause Ignyta to provide or maintain, for continuing employees of Ignyta (“Continuing Employees”), a base salary or hourly wage, annual target cash bonus opportunity and employee benefits which are, in the aggregate, substantially comparable to those provided immediately prior to the Merger Effective Time (other than benefits pursuant to any equity compensation plan or defined benefit pension plan), and (ii) subject to certain exceptions, Parent will provide each Continuing Employee full credit for purposes of eligibility to participate, vesting and accrual of severance benefits under any employee benefit plans or arrangements maintained by Parent or any of its subsidiaries for such Continuing Employee’s service with Ignyta, and with any predecessor employer, to the same extent recognized by Ignyta. Parent must also use commercially reasonable efforts to (a) waive for each Continuing Employee and his or her dependents, certain restrictions preventing immediate or full participation under Parent’s (or Parent’s subsidiaries’) health and welfare plans, if such restriction would not have been applicable to such Continuing Employee under the terms of Ignyta’s welfare plans, (b) waive all evidence of insurability requirements with respect to such Continuing Employees if such evidence of insurability requirements were not applicable to the Continuing Employees immediately prior to the Merger Effective Time, and (iii) give full credit under the welfare plans of Parent and its subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Merger Effective Time in the same plan year as the Merger Effective Time, and for any lifetime maximums, as if there had been a single continuous employer.

If requested by Parent at least five days before the Merger Effective Time, Ignyta must take all actions necessary to terminate its 401(k) Plan, effective no later than the day immediately preceding the Merger Effective Time.

Approval of Compensation Arrangements

Pursuant to the Merger Agreement, Ignyta has agreed (acting through the Ignyta Board and its compensation committee) to take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by Ignyta with current or future directors, officers, employees or other service providers of Ignyta and to ensure that any such arrangements fall within the non-exclusive safe harbor provisions of such rule.

In addition, Ignyta is permitted to take such steps as may be necessary to cause any dispositions of Ignyta equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of Ignyta subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Stockholder Litigation

Ignyta must promptly notify Parent of any stockholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated thereby that is brought against Ignyta and/or its directors, and must keep Parent reasonably informed with respect to the status of such litigation. Parent will have the right to review and comment on all material filings or responses to be made by Ignyta in connection with any such stockholder litigation, the right to participate (at Parent’s expense) in connection with any such stockholder litigation, and the right to consult on the settlement with respect to any such stockholder litigation. Ignyta must take such comments into account in good faith, and, no such settlement may be finalized without Parent’s prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed if such settlement would not alter the terms of the transactions contemplated by the Merger Agreement).

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition is in effect, and no law has been enacted by any governmental entity that prohibits or makes illegal the consummation of the Merger (any such restraint, a “Legal Restraint”); and

•	Purchaser has accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination

The Merger Agreement may be terminated at any time prior to the Merger Effective Time by mutual written consent of Ignyta and Parent.

The Merger Agreement may also be terminated at any time prior to the acceptance by Purchaser of any Company Shares for payment pursuant to the Offer (such moment, the “Offer Acceptance Time”):

•	by either Parent or Ignyta:

•	if the Offer Acceptance Time has not occurred on or before June 21, 2018 (the “Outside Date”); provided, however, that (i) such right to terminate is not available to any party whose failure to fulfill in any material respect any covenants of such party in the Merger Agreement has been the primary cause of the failure of the Offer Acceptance Time to occur before the Outside Date, and (ii) Ignyta or Parent may extend the Outside Date to a date no later than September 21, 2018 solely to obtain regulatory approvals pursuant to the HSR Act or any other applicable foreign antitrust law (any such termination, an “Outside Date Termination”); or

•	if any Legal Restraint prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger, or making consummation of the Offer or the Merger illegal, is in effect and has become final and non-appealable (any such termination, a “Legal Restraint Termination”);

•	by Ignyta:

•	if Parent or Purchaser has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or if any representation or warranty of Parent or Purchaser has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Offer Acceptance Time, (i) would reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement and (ii) cannot be or has not been cured by the earlier of (a) the Outside Date and (b) 30 days after the giving of written notice to Parent of such breach or failure; provided, Ignyta has no right to terminate the Merger Agreement for this reason if the Company Representations and Performance Closing Condition, as set forth in “—Section 15—Conditions to the Offer,” would not be satisfied; or

•	in order to accept a Superior Proposal and enter into a definitive agreement providing for the consummation of the transactions contemplated thereby, subject to the prior or concurrent payment of the Termination Fee as provided below in “—Ignyta Termination Fee” (any such termination, a “Superior Proposal Termination”);

•	by Parent:

•	if Ignyta has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or if any representation or warranty of Ignyta has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Merger Effective Time, (i) would result in the failure of the Company Representations and Performance Closing Condition as set forth in “—Section 15—Conditions to the Offer” and (ii) such failure cannot be or has not been cured by the earlier of (a) the Outside Date and (b) 30 days after the giving of written notice to Ignyta of such breach or failure; provided that Parent has no right to terminate the Merger Agreement for this reason if Parent or Purchaser is then in breach of any of its representations, warranties, covenants or agreements in the Merger Agreement that would reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the transactions contemplated by the Merger Agreement (any such termination, a “Termination for Company Breach”); or

•	if, prior to the Offer Acceptance Time (i) an Adverse Recommendation Change has occurred, (ii) the Ignyta Board has formally resolved to make an Adverse Recommendation Change or (iii) the Ignyta Board has failed to include the Ignyta Board Recommendation in the Schedule 14D-9 when mailed (any such termination, an “Adverse Change Termination”).

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for certain customary obligations, obligations related to termination and the payment obligations described under the sections below entitled “—Ignyta Termination Fee” and “—Section 17—Fees and Expenses”), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or Ignyta, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out common law fraud or out of its willful and material breach of the Merger Agreement that resulted in such termination. The termination of the Merger Agreement will not affect any parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination.

Ignyta Termination Fee

Ignyta has agreed to pay Parent a termination fee of $58,000,000 in cash (the “Ignyta Termination Fee”) in the event that:

•	(i) an Acquisition Proposal is publicly disclosed and is not withdrawn (and in the case of an Outside Date Termination or Termination for Company Breach, prior to such termination), (ii) the Merger Agreement is terminated by Parent or Ignyta for an Outside Date Termination or by Parent for a Termination for Company Breach, and (iii) within nine months after the date of such termination, Ignyta enters into a definitive agreement with a third party with respect to an Acquisition Transaction and such Acquisition Transaction is consummated, or Ignyta consummates an Acquisition Transaction with a third party (provided that for purposes of this provision, each reference to 20% or 80% in the definition of Acquisition Transaction shall be deemed to be a reference to 50%);

•	the Merger Agreement is terminated by Parent for an Adverse Change Termination; or

•	the Merger Agreement is terminated by Ignyta for a Superior Proposal Termination.

If the Merger Agreement is terminated by Ignyta or Parent for a Legal Restraint Termination, under circumstances in which the Termination Fee is not then payable as set forth above, then Ignyta must reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement, up to a maximum amount of $9,680,000.

Any payment of Parent fees and expenses will not relieve Ignyta of any future obligation to pay the Ignyta Termination Fee. The Ignyta Termination Fee is payable only once, and any payment of the Ignyta Termination Fee will be reduced by the amount of any Parent fees and expenses previously paid by Ignyta to Parent (if any).

Except in the case of common law fraud or a willful material breach of the Merger Agreement, payment of the Ignyta Termination Fee will constitute the sole and exclusive remedy of Parent and Purchaser against Ignyta or any of its affiliates for any losses suffered by Parent, Purchaser or any of their respective Affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Offer and the Merger (and the abandonment thereof), and none of Parent, Purchaser, any of their respective affiliates or any other person will be entitled to bring any claim against Ignyta or any of its Affiliates in connection with the Merger Agreement, the Offer, the Merger or any matters forming the basis for such termination.

Tender and Support Agreements

In order to induce Parent and Purchaser Sub to enter into the Merger Agreement, Parent and Purchaser and directors, officers and stockholders of Ignyta listed on the signature pages thereto (collectively, the “Supporting Stockholders”) entered into Tender and Support Agreements with Parent and Purchaser, each dated as of December 21, 2017 (the “Tender and Support Agreements”), pursuant to which each Supporting Stockholder agreed, among other things, to tender any and all Shares of which such Supporting Stockholder is the record owner or beneficial owner and any additional Shares with respect to which such Supporting Stockholder becomes the record or beneficial owner after the date of the Tender and Support Agreements and prior to the termination of the Tender and Support Agreements in accordance with their terms, as promptly as practicable after, but in no event later than 10 business days after, the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (or, if later, the date of delivery of the letter of transmittal with respect to the Offer).

The Tender and Support Agreements further provide that each Support Stockholder, during the time the Tender and Support Agreements are in effect, at any annual or special meeting of the stockholders of Ignyta, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Ignyta, such Supporting Stockholder shall, in each case to the fullest extent that such Supporting Stockholder’s Shares are entitled to vote thereon: (i) cause all such Shares to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted) all of its Shares (a) against any change in the board of directors of Ignyta, (b) against any Acquisition Transaction, and (c) against any other action that is intended or would reasonably be expected to impede or interfere with the Offer, the Merger or other transactions contemplated by the Merger Agreement.

The Tender and Support Agreements automatically terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Merger Effective Time, (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form, delays the timing of payment of, impose conditions or requirements of (which are inconsistent with the Merger Agreement) or otherwise adversely affects the consideration payable to such Supporting Stockholder pursuant to the Merger Agreement as in effect on the date of the Tender and Support Agreements, and (iv) the mutual written consent of such Supporting Stockholder, Parent and Purchaser.

The foregoing description of the Tender and Support Agreements is not complete and is qualified in its entirety by reference to the Tender and Support Agreement, which Purchaser has filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

The Confidentiality Agreement

On December 1, 2017, Ignyta and Parent entered into a confidentiality agreement (effective as of November 28, 2017) (the “Confidentiality Agreement”). As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), Parent agreed, subject to certain exceptions, that it would, and it would direct its Representatives to, keep such Evaluation Material confidential and to use such information solely for the purpose of evaluating a possible transaction between the parties. The Confidentiality Agreement contains standstill provisions with a term of ten months that would automatically terminate before the expiration of such term in certain situations, including the entry by Ignyta into an agreement governing a fundamental transaction with a third party. The Confidentiality Agreement expires on November 28, 2022. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

14.	Dividends and Distributions

As discussed in “—Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as (i) disclosed in the confidential disclosure letter that Ignyta delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) specifically required by the Merger Agreement, (iii) required by applicable law, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), Ignyta has agreed not to, subject to certain exceptions:

•	declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any Company Security;

•	split, combine or reclassify any Company Security; or

•	acquire or redeem, directly or indirectly, or amend any Company Security, other than in connection with the exercise of the Options or vesting of RSUs, or satisfaction of any tax withholding in connection therewith, outstanding on the date of the Merger Agreement in accordance with the terms of the Company Plans.

15.	Conditions to the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer (subject to any applicable rules and regulations of the SEC), if any of the following conditions has not been (i) satisfied, or (ii) other than in the case of conditions (d), (g) and (h) (the “Non-Waivable Conditions”) below, waived in writing by Parent:

(a)	the Minimum Condition has been achieved;

(b)

•	certain representations and warranties of Ignyta in the Merger Agreement relating to Ignyta’s capitalization are true and correct (except for only de minimis inaccuracies) as of the date of the Merger Agreement and as of the Offer Acceptance Time as though made on and as of the Offer Acceptance Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	certain representations and warranties of Ignyta in the Merger Agreement relating to organization and qualification, authority and board action, opinion of financial advisors, takeover statutes, and vote required that are qualified as to materiality or Material Adverse Effect are true and correct, and each that is not so qualified are true in and correct in all material respects, in all cases as of the date of the Merger Agreement and as of the Offer Acceptance Time as though made on and as of the Offer Acceptance Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

•	each of the other representations and warranties of Ignyta in the Merger Agreement is true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of the Merger Agreement and as of the Offer Acceptance Time as though made on and as of the Offer Acceptance Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where any failures of any such representations and warranties to be true and correct have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(c)	Ignyta has performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Offer Acceptance Time (this condition, together with the closing conditions set forth in clause (b) of this “—Section 15—Conditions to the Offer”, the “Company Representations and Performance Closing Condition”);

(d)	any applicable waiting period and extension thereof relating to the Offer under the HSR Act and any applicable foreign antitrust laws has expired or been terminated and any approvals or clearances required thereunder has been obtained by the Merger Effective Time;

(e)	since the date of the Merger Agreement, Ignyta has not suffered any Material Adverse Effect and there has been no change, condition, event or development that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(f)	Parent and Purchaser have received a certificate executed on behalf of Ignyta by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (e) of this “—Section 15—Conditions to the Offer” have been duly satisfied;

(g)	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition is in effect, and no law shall have been enacted, entered, promulgated or enforced by any governmental entity that, in any such case, prohibits or makes illegal the acquisition of or payment for the Shares pursuant to the Offer, or the consummation of the Merger; and

(h)	the Merger Agreement has not been terminated.

“Material Adverse Effect” means any occurrence, violation, inaccuracy, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, assets, results of operations or financial condition of Ignyta, or (ii) is or would be reasonably likely to prevent Ignyta from consummating the Offer, the Merger or the transactions contemplated by the Merger Agreement. The Merger Agreement specifies that with respect to clause (i), above, none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect:

(a) changes in general economic conditions or securities or financial markets in general;

(b) changes in law;

(c) general changes in the pharmaceutical industry;

(d) conditions arising out of any outbreak or escalation of hostilities or war (whether declared or not declared), act of terrorism, political conditions, weather conditions or other force majeure or similar events (or the escalation or worsening thereof);

(e) the announcement or pendency of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby (including, for the avoidance of doubt, to the extent solely resulting from the announcement or pendency of the Offer, the Merger, the Merger Agreement, or the transactions contemplated thereby, the impact on the relationships, contractual or otherwise, of Ignyta with its officers or other employees, customers, lenders, suppliers or business partners);

(f) any actions taken, or the failure to take action which Parent or Purchaser has expressly requested and which is not otherwise required by the Merger Agreement;

(g) Ignyta’s failure to meet any internal or published projections or analysts’ expectations in respect of revenues, cash burn-rate, cash flow, earnings or other financial or operating measures for any period; provided that the exception in this clause (g) will not prevent or otherwise affect a determination that any occurrence, violation, inaccuracy, change, event, effect or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(h) any change in Ignyta’s stock price or trading volume, in and of itself; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any occurrence, violation, inaccuracy, change, event, effect or circumstance underlying such change has resulted in, or contributed to, a Material Adverse Effect;

(i) the determination by, or the delay of a determination by, the U.S. Food and Drug Administration (the “FDA”) or any other governmental entity, or any other panel or advisory body empowered or appointed thereby, with respect to the acceptance, filing, designation, approval, clearance, non-acceptance, refusal to file, refusal to designate, non-approval, disapproval or non- clearance of any of Ignyta’s products or product candidates;

(j) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of Ignyta’s products or product candidates; or

(k) any stockholder class action or derivative litigation commenced against Ignyta since the date of the Merger Agreement and arising from allegations of breach of fiduciary duty of Ignyta’s directors relating to their approval of the Merger Agreement or from allegations of false or misleading public disclosure by Ignyta with respect to the Merger Agreement.

The Merger Agreement further provides that any event, effect, occurrence, violation, inaccuracy, change or circumstance set forth in clauses (a), (b), (c) or (d) above, will be taken into account only to the extent such event, effect, occurrence, violation, inaccuracy, change or circumstance has a disproportionate adverse effect on Ignyta relative to other participants in the industry in which Ignyta operates.

16.	Certain Legal Matters; Regulatory Approvals

Regulatory Matters

General

Based on our examination of publicly available information filed by Ignyta with the SEC and other publicly available information concerning Ignyta, we are not aware of any governmental license or regulatory permit that appears to be material to Ignyta’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “—State Takeover Statutes,” such approval or other action will be sought. However, except as described below under “—U.S. Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Ignyta’s business or certain parts of Ignyta’s business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes

As a Delaware corporation, Ignyta is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Ignyta has represented to us in the Merger Agreement that, assuming certain representations and warranties made by Purchaser and Parent are true and correct, it has taken sufficient action in order to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Ignyta conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

Each of Parent and Ignyta has filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC on January 8, 2018. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., Eastern Time, on January 23, 2018, which is 15 calendar days after Parent made such filing, but the period may be shortened if the FTC or the Antitrust Division, as applicable, grants “early termination” of the waiting period, or it may be lengthened if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, ten calendar days after substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of Parent, Ignyta, Purchaser and the Antitrust Division or the FTC, as applicable.

Other Antitrust Approvals

Except as described above, we are not currently aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer or the Merger.

Regulatory Review

The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the Offer or the Merger under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger, divestiture of the Shares so acquired or divestiture of Ultimate Parent’s or Ignyta’s assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer or the Merger on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period has not expired or been terminated or any approval or clearance required to consummate the Offer or the Merger has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or clearance has been obtained or such applicable waiting period has expired or been terminated. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “—Section 13—The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

Regulatory Undertakings

We and Parent have agreed to use our reasonable best efforts to take, or cause to be taken all actions necessary or advisable to consummate and make effective in the most expeditious manner as practicable, the

Offer, the Merger and the other transactions contemplated by the Merger Agreement, including filing no later than January 8, 2018 submissions required to be filed under the HSR Act (the “HSR Filing”). Each of Parent and Purchaser has also agreed to use its reasonable best efforts to accomplish the following: (i) filing any required submissions as soon as is reasonably practicable under any foreign antitrust law which Parent determines should be made, in each case, with respect to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (ii) furnishing information required in connection with such submissions under the HSR Act or any foreign antitrust law (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (iii) keeping the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any foreign antitrust law, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, administrative or judicial action or proceeding or legal proceeding under the HSR Act, the Federal Trade Commission Act, as amended, the Clayton Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended or any foreign antitrust law and (D) the nature and status of any objections raised or proposed or threatened to be raised under any of the foregoing laws with respect to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby and (iv) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from any governmental entity. Parent, Purchaser and Ignyta have also agreed to use their reasonable best efforts to cooperate with each other: (1) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local law or regulation in connection with the Merger Agreement, the Offer, the Merger or the consummation of the other transactions contemplated thereby and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In consultation with Ignyta, Parent has determined no foreign antitrust laws are applicable to the Offer or the Merger.

The parties have also agreed that they will notify the other parties of and furnish copies of any communication received by such party from a governmental entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a governmental entity and will keep each other party reasonably informed of any developments, requests for meetings or discussions with any governmental entity in respect of any filings, investigation or inquiry concerning the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, the parties have agreed that Parent and Purchaser will not be required to commit to or effect, by consent decree, hold-separate orders or similar arrangements, trust, or otherwise, conduct of business restrictions, or the sale or disposition of any assets or businesses in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing or delaying the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

If any legal proceeding or other administrative or judicial action is commenced challenging any of the transactions contemplated by the Merger Agreement and such legal proceeding or other action seeks to prevent, impede or delay the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, Ignyta has agreed to cooperate with Parent and Purchaser and to use its best efforts if and as requested by Parent to contest and resist any such legal proceeding or other action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such litigation, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to contest or resist any legal proceeding or other action or to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that may result from such legal proceeding or other action, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. Neither Parent nor Purchaser is required to commence any legal proceeding or other action for the purpose of removing any impediment to consummation of the transactions contemplated by the Merger Agreement.

17.	Fees and Expenses

Citigroup Global Markets Inc. (“Citigroup Global Markets”) is acting as dealer manager to Parent in connection with the Offer and has provided certain financial advisory services to Parent in connection with the transactions contemplated by the Merger Agreement, for which financial advisory services Citigroup Global Markets will receive reasonable and customary compensation. We have also agreed to reimburse Citigroup Global Markets for certain reasonable out-of-pocket expenses and to indemnify Citigroup Global Markets against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Citigroup Global Markets and their respective successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Citigroup Global Markets or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, or on behalf of Citigroup Global Markets, not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Ignyta has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth the Ignyta Board Recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning Ignyta” and “—Section 9—Certain Information Concerning Purchaser and Parent” above.

Abingdon Acquisition Corp.

January 10, 2018

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING

SHAREHOLDERS OF ULTIMATE PARENT

The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Roche Holding Ltd, of which Parent is a subsidiary, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Roche Holding Ltd. The business address of each director, executive officer and controlling shareholder is Grenzacherstrasse 124, CH-4070, Basel, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Christoph Franz*	57	Dr. Franz has been director since 2011 and Chairman of the Board since March 2014. From 2011 until April 30, 2014, he was Chairman of the Executive Board of Lufthansa and Chief Executive Officer of Deutsche Lufthansa AG.	Germany and Switzerland

André Hoffmann*†	59	Mr. Hoffmann has been director since 1996 and is Non-Executive Vice-President. Mr. Hoffmann has served as Non-Executive Vice-President of Givaudan Ltd. since March 2000. He has been President of Massellaz SA since November 1999.	Switzerland

Dr. Andreas Oeri*†	68	Dr. Oeri has been director since 1996. He is an orthopedic surgeon.	Switzerland

Prof. Sir John Irving Bell*	65	Prof. Sir John Bell has served as the Regius Professor at the University of Oxford since 2002, and has been a Professor since 1987.	United Kingdom and Canada

Julie Brown*	55	Ms. Brown was interim Group Chief Financial Officer and VP Group Finance of AstraZeneca plc, London from 2012-2013. From 2013 until January 2017 she was Group Financial Officer of Smith&Nephew plc in London. Since 2017 she has served as Chief Operating and Financial Officer of Burberry Group plc, UK.	United Kingdom

Paul Bulcke*	63	Mr. Bulcke was Chief Executive Officer of Nestlé S.A. from April 2008 to 2016, and has served as Chairman of the Board of Directors of Nestlé SA since 2017.	Belgium and Switzerland

Anita Hauser*	48	Ms. Hauser has been Managing Director of Magenta Management AG, Zürich from 2012 until 2017. Since 2007 she has been a Member of the Board of Bucher Industries, Zürich, and has served as Vice Chairwoman since 2011.	Switzerland

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Prof. Dr. Richard P. Lifton*	64	Prof. Lifton has been Executive Director of the Yale Center for Genome Analysis at Yale University School of Medicine between 2009 and 2016. Since 2016 he has been Adjunct Professor of Genetics and Internal Medicine at Yale University School of Medicine, and President of The Rockefeller University.	USA

Bernard Poussot*	65	Mr. Poussot is a retiree.	France and USA

Dr. Severin Schwan*	50	Dr. Schwan has served as Chief Executive Officer since 2008, and is also a member of the Corporate Executive Committee. Dr. Schwan has also served as President and director of Parent since 2008.	Austria and Germany

Dr. Claudia Süssmuth Dyckerhoff*	50	Dr. Süssmuth has been a Senior External Advisor to McKinsey & Company since 2016. From 2012 to 2016 she was at McKinsey & Company, China as Sector Leader of Asia Health Services and Systems.	Germany

Peter R. Voser*	59	Mr. Voser is a retiree. He was Chief Executive Officer of Royal Dutch Shell plc. from July 2009 to March 2014.	Switzerland

Daniel O’Day	53	Mr. O’Day has served as Chief Executive Officer of Roche Pharmaceuticals since September 2012 and as a member of the Corporate Executive Committee since January 2010.	USA

Roland Diggelmann	50	Mr. Diggelmann has served as Chief Executive Officer of Roche Diagnostics and as a member of the Corporate Executive Committee since 2012.	Switzerland

Dr. Alan Hippe	51	Dr. Hippe has served as Chief Financial Officer and Chief Information Officer since April 2011 and has been a member of the Corporate Executive Committee since 2011. Dr. Hippe has served as Vice President of Parent since 2011.	Germany

Cristina A. Wilbur	50	Ms. Wilbur has served as Head of Group Human Resources and has been a member of the Corporate Executive Committee since 2016. She previously served as Global Head of Human Resources at the Diagnostics Divisions in Basel from 2010 until 2016.	USA

Dr. Gottlieb A. Keller	63	Dr. Keller has served as General Counsel since 2008. He also serves as a member of the Corporate Executive Committee.	Switzerland

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Michael D. Varney	59	Dr. Varney has served as Head of Genentech Research and Early Development (gRED) since 2015. He is a member of the Roche Enlarged Corporate Executive Committee. He previously served as Co-Head of Research and Head of Small Molecule Discovery from 2010 to 2015.	USA

Prof Dr. John C. Reed	59	Prof. Dr. Reed has served as Head of Roche Pharma Research and Early Development (pRED), and as a member of the Roche Enlarged Corporate Executive Committee since April 2013. Prof. Reed previously served as Chief Executive Officer at Sanford-Burnham Medical Research Center from 2002 until 2013.	USA

Dr. Sophie Kornowski-Bonnet	54	Dr. Kornowski-Bonnet has served as Head of Roche Partnering since February 2012. She also serves as a member of the Roche Enlarged Corporate Executive Committee.	France

Osamu Nagayama	70	Mr. Nagayama has served as Chairman of the Board of Directors, President and Chief Executive Officer of Chugai Pharmaceutical Co., Ltd. since 2012. He is also a member of the Roche Enlarged Corporate Executive Committee. Since June 2010, he has been a Board member of Sony Corporation. Since September 1998, he has been a Board member of Nippon Research Center.	Japan

Dr. Stephan Feldhaus	55	Dr. Feldhaus serves as Head of Group Communications and as a member of the Roche Enlarged Corporate Executive Committee since 2010.	Germany

Vera Michalski-Hoffmann†	62	Ms. Michalski-Hoffmann has served as Head of Libella SA, a publishing group since 2000.	Switzerland

Marie-Anne (Maja) Hoffmann†	61	Ms. Hoffmann is President of the Board of Foundation, LUMA Foundation.	Switzerland

Sabine Duschmalé-Oeri†	67	Ms. Duschmalé-Oeri engages in volunteer work and is involved in a number of cultural and social foundations.	Switzerland

Catherine Oeri Kessler†	65	Ms. Oeri is a therapist. She is also Chairman of Foundation Board of Stiftung Wolf. She is also a Member of the Board of the Basel Zoo.	Switzerland

Dr. Jörg Duschmalé†	33	Mr. Duschmalé is a Doctor in Chemistry, currently pursuing postgraduate education.	Switzerland

Lukas Duschmalé†	32	Mr. Duschmalé is currently a full-time student.	Switzerland

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. The business address of each director and executive officer of Parent is Tax Department, 1 DNA Way, Bldg. 82—MS24, South San Francisco, California 94080. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Severin Schwan*	50	Dr. Schwan has served as Chief Executive Officer of Roche Holding Ltd since 2008 and is a member of its Corporate Executive Committee. Dr. Schwan has also served as President and director since 2008.	Austria and Germany

Dr. Alan Hippe*	51	Dr. Hippe has served as Chief Financial Officer and Chief Information Officer of Roche Holding Ltd since 2011, and is a member of its Corporate Executive Committee. Dr. Hippe has served as Vice President since 2011.	Germany

Roger Brown*	56	Mr. Brown has served as director since 2011. He has also served as Vice President, Tax and Assistant Secretary since 2011. He has also served as Senior Director of Tax for Genentech, Inc. since 2011.	USA

Sean A. Johnston, J.D., Ph.D.*	59	Dr. Johnston has been General Counsel and Senior Vice President at Genentech, Inc. since 2007. He has also served as Chief Compliance Officer, Head of Legal Affairs—Pharma North America, and Corporate Secretary since January 2017. He also serves as Vice President, Secretary, and director.	USA

David P. McDede*	61	Mr. McDede has served as director since 2008. He has also served as Vice President and Treasurer of Hoffmann-La Roche Inc. since 2003.	USA

Bruce Resnick*	55	Mr. Resnick has served as director since 2008. He has also served as Vice President, Treasurer, Assistant Secretary and Senior Tax Counsel since 2011.	USA

SCHEDULE III

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with us. The business address of each director and executive officer of Purchaser is Tax Department, 1 DNA Way, Bldg. 82—MS24, South San Francisco, California 94080. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Bruce Resnick*	55	Mr. Resnick has served as Vice President, Treasurer and Assistant Secretary since December 2017. He has also served as director of Parent since 2008. He has also served as Vice President, Treasurer, Assistant Secretary and Senior Tax Counsel for Parent since 2011.	USA

Sean A. Johnston, J.D., Ph.D.*	59	Dr. Johnston has served as President and Secretary since December 2017. He has also served as General Counsel and Senior Vice President at Genentech, Inc. since 2007, and has also served as its Chief Compliance Officer, Head of Legal Affairs—Pharma North America, and Corporate Secretary since January 2017. He also serves as Vice President, Secretary, and director of Parent.	USA

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Citibank, N.A.

By Mail: Citibank, N.A. P.O. Box 55025 Boston, MA 02205 Ref: Ignyta, Inc.	By Overnight Mail: Citibank, N.A. 30 Dan Road, Suite 55025 Canton, MA 02021 Ref: Ignyta, Inc.

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue New York, New York 10016

Call Collect: (212) 929-5500

or

Call toll-free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013